Filed pursuant to Rule 424(b)(3)
Registration No. 333-195292

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

SUPPLEMENT NO. 5, DATED MARCH 25, 2015, TO PROSPECTUS DATED JULY 16, 2014

This prospectus supplement, dated March 25, 2015 (“Supplement No. 5”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company,” “we,” “us” or “our”), dated July 16, 2014 (the “Prospectus”), as supplemented by Supplement No. 3, dated December 18, 2014 (“Supplement No. 3”) and Supplement No. 4, dated February 11, 2015 (“Supplement No. 4”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 3 and Supplement No. 4 and must be read in conjunction with the Prospectus, Supplement No. 3 and Supplement No. 4. This Supplement No. 5 forms a part of, and must be accompanied by, the Prospectus, Supplement No. 3 and Supplement No. 4.

The purpose of this Supplement No. 5 is to update the current investor suitability standard as it relates to Pennsylvania on page iii of the Prospectus underneath the heading “General Standards for all Investors.” The first half of the second sentence of the first paragraph underneath the investor suitability standards for individual states is hereby deleted and replaced with the following:

“Further, the minimum aggregate closing amount for Pennsylvania investors is $15.0 million...”